                                                                 Exhibit 99.1

                           AMG REPORTS FINANCIAL AND
                  OPERATING RESULTS FOR FIRST QUARTER 2001

                      COMPANY REPORTS CASH EPS OF $0.89
     NET CLIENT CASH FLOWS FROM DIRECTLY MANAGED ASSETS WERE $880 MILLION

Contact: Darrell W. Crate
         Affiliated Managers Group, Inc.
         (617) 747-3300

BOSTON, MA, APRIL 25, 2001 - Affiliated Managers Group, Inc. (NYSE: AMG) today reported its financial and operating results for the quarter ended March 31, 2001.

Cash earnings per share ("Cash EPS") for the first quarter of 2001 were $0.89 versus Cash EPS of $0.92 for the first quarter of 2000. This decrease from the prior year reflects the impact of the broad equity market decline which offset earnings gains from net client cash flows. (Cash EPS is the Company's reported EPS figure plus the non-cash charges on a per share basis for depreciation and amortization of intangible assets which arise from the use of the purchase method of accounting. The Company considers Cash EPS to be the most meaningful measure of its financial performance.) Diluted earnings per share for the first quarter of 2001 were $0.53, compared to $0.60 for the first quarter of 2000. Cash Net Income (net income plus the non-cash charges for depreciation and amortization of intangible assets) was $20.2 million, compared to $21.2 for the first quarter of 2000, while EBITDA was $31.3 million, compared to $34.7 million for the same period of 2000. Revenues for the first quarter of 2001 were $100.5 million, compared to $114.8 million for the first quarter of 2000. Net income for the first quarter of 2001 was $11.9 million, compared to $13.8 million for the same period of 2000.

The aggregate assets under management of AMG's affiliated investment management firms at March 31, 2001 were $69.7 billion. Aggregate net client cash flows of directly managed assets were $880 million, while outflows of overlay assets were $1.35 billion during the quarter. These aggregate net client cash flows (including directly managed and overlay assets) for the quarter resulted in a net increase of approximately $3.9 million to AMG's annualized EBITDA.

"While the sharp declines in the equity market during the first quarter obviously presented challenges for our Affiliates, we were pleased with their results relative to their competitors and benchmarks," said William J. Nutt, Chairman and Chief Executive Officer. "The strength of our Affiliates' businesses is seen in their solid net client inflows during the quarter, especially as measured in terms of increased contribution to earnings. Once again, AMG benefited from the diversification among our Affiliate group," Mr. Nutt continued. "The results of our value managers such as Tweedy, Browne; Rorer; Skyline and Systematic helped offset market-related declines in managed assets among Affiliates focused on growth sectors of the market."

"Notwithstanding the market environment, we continue to invest in growth initiatives," said Sean Healey, President and Chief Operating Officer. "Our investment in Dublin Fund Distributors, a firm which distributes alternative investment products in the European institutional and high net worth markets, offers great potential for stand-alone growth as well as enhanced distribution of Affiliates' products. In addition, on April 10, we announced the merger of our Renaissance Affiliate with another Cincinnati-based manager, Bowling Portfolio Management, which should enhance AMG's earnings growth while benefiting the firms' management partners. Finally, we remain committed to and confident in our strategy of investing in growing mid-sized asset management firms."

AMG is an asset management company that acquires and holds majority interests in a diverse group of mid-sized investment management firms. The Company's strategy is to generate growth through the internal growth of its existing Affiliates, as well as investments in new Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interest in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2000.

                            FINANCIAL TABLES FOLLOW

A teleconference will be held with AMG's management at 11:00 a.m. EDT today. Parties interested in listening to the teleconference can dial 1-800-952-4707 (domestic calls) or 1-703-871-3077 (international calls) starting at 10:45 a.m. EDT. Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins. The teleconference will be available for replay from approximately one hour after the conclusion of the call until 5:00 p.m. EDT on Wednesday, May 2, 2001. To access the replay, please dial 1-888-266-2086, pass code 5095254. The live call and the replay (through May 2, 2001) can also be accessed via the Web at www.amg.com.

                                       ###

            FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC.,
                    PLEASE VISIT AMG'S WEB SITE AT www.amg.com

Affiliated Managers Group, Inc.
Financial Highlights
(dollars in thousands, except per share data)


                                                      Three Months               Three Months
                                                         Ended                      Ended
                                                        3/31/00                    3/31/01
                                                      ------------               ------------
Revenues                                              $    114,798               $   100,475

EBITDA (A)                                            $     34,659               $    31,304

Net Income                                            $     13,815               $    11,930

Cash Net Income (B)                                   $     21,212               $    20,190

Average shares outstanding - diluted                    23,099,721                22,567,819

Earnings per share - diluted                          $       0.60               $      0.53

Cash earnings per share - diluted (C)                 $       0.92               $      0.89


                                                      December 31                March 31
                                                         2000                      2001
                                                      ------------              ----------
Total debt                                            $    151,800             $   147,500

Stockholders' equity                                  $    493,910             $   505,614


Affiliated Managers Group, Inc.
Financial Highlights
(dollars in thousands, except as indicated)

                                                                               Three Months
                                                                                   Ended
                                                                                  3/31/01
                                                                               ------------
Assets under management (at period end, in
   millions):                                                                     $ 69,730

Revenues:                                                                         $100,475

Owners' Allocation (D):                                                           $ 49,688

EBITDA Contribution (E):                                                          $ 35,806

Reconciliation of EBITDA Contribution to EBITDA:
   Total EBITDA Contribution (as above)                                           $ 35,806
   Less, holding company expenses                                                   (4,502)
                                                                              -------------
   EBITDA                                                                         $ 31,304
                                                                              =============

Notes:

(A) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.
(B) Cash Net Income represents net income plus depreciation and amortization.
(C) Cash earnings per share represents Cash Net Income divided by average shares outstanding.
(D) Owners' Allocation represents the portion of an Affiliate's revenues which is allocated to the owners of that Affiliate, including AMG, generally in proportion to their ownership interest, pursuant to the revenue sharing agreement with such Affiliate.
(E) EBITDA Contribution represents the portion of an Affiliate's revenues that is allocated to AMG after amounts retained by the Affiliate for compensation and day-to-day operating and overhead expenses, but before the interest, income taxes, depreciation and amortization expenses of the Affiliate.

Affiliated Managers Group, Inc.
Consolidated Statements of Income
(dollars in thousands, except per share data)

                                              Quarter Ended March 31,
                                               2000            2001
                                          -------------   -------------
Revenues                                  $   114,798     $   100,475

Operating expenses:
Compensation and related expenses              44,415          34,208
Amortization of intangible assets               6,444           6,902
Depreciation and other amortization               953           1,358
Selling, general and administrative            16,628          18,080
Other operating expenses                        2,423           2,615
                                          -------------   -------------
                                               70,863          63,163
                                          -------------   -------------
Operating income                               43,935          37,312
                                          -------------   -------------
Non-operating (income) and
 expenses:
Investment and other income                    (1,638)           (524)
Interest expense                                3,847           3,161
                                          -------------   -------------
                                                2,209           2,637
                                          -------------   -------------
Income before minority interest
 and income taxes                              41,726          34,675
Minority interest                             (18,311)        (14,792)
                                          -------------   -------------
Income before income taxes                     23,415          19,883

Income taxes                                    9,600           7,953
                                          -------------   -------------
Net income                                $    13,815     $    11,930
                                          =============   =============

Average shares outstanding - basic         22,722,493      22,063,166
Average shares outstanding - diluted       23,099,721      22,567,819

Earnings per share - basic                $      0.61     $      0.54
Earnings per share - diluted              $      0.60     $      0.53

Affiliated Managers Group, Inc.
Consolidated Balance Sheets
(in thousands)

                                             December 31,    March 31,
                                                2000            2001
                                           -------------   -------------
Assets
Current assets:
Cash and cash equivalents                      $  31,612    $  27,147
Investment advisory fees receivable               66,126       51,313
Other current assets                              15,448       15,558
                                               ---------    ---------
Total current assets                             113,186       94,018

Fixed assets, net                                 15,346       15,087
Equity investment in Affiliate                     1,816        1,747
Acquired client relationships, net               199,354      197,296
Goodwill, net                                    444,116      441,791
Other assets                                      19,912       18,522
                                               ---------    ---------
Total assets                                   $ 793,730    $ 768,461
                                               =========    =========

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities       $  86,800    $  54,943
                                               ---------    ---------
Total current liabilities                         86,800       54,943

Senior bank debt                                 151,000      146,700
Deferred taxes                                    31,907       33,159
Other long-term liabilities                        2,636        2,786
Subordinated debt                                    800          800
                                               ---------    ---------
Total liabilities                                273,143      238,388

Minority interest                                 26,677       24,459

Stockholders' equity:
Common stock                                         235          235
Additional paid-in capital                       407,057      407,559
Accumulated other comprehensive income              (342)      (1,620)
Retained earnings                                140,513      152,443
                                               ---------    ---------
                                                 547,463      558,617
Less treasury shares                             (53,553)     (53,003)
Total stockholders' equity                       493,910      505,614
                                               ---------    ---------
Total liabilities and stockholders' equity     $ 793,730    $ 768,461
                                               =========    =========